Exhibit 3.1.2

STATE OF DELAWARE
CERTIFICATION OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
eDOORWAYS CORPORATION

A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:   That at a meeting of the Board of Directors of eDOORWAYS CORPORATION resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate if Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which the corporation shall have authority to issue is one billion (1,000,000,000) shares, of which 990,899,000 shall be common shares, and 9,101,000 shall be preferred shares.  The preferred shares shall be classified as Series A Convertible Preferred shares with 7,000,000 shares authorized, Series B Convertible Preferred with 1,100,000 shares authorized, Series C Convertible Preferred with 1,000,000 shares authorized, and Series D Preferred Stock with 1,000 shares authorized.  The par value of each of such shares is one one-tenth of one cent ($0.001) dollars. The board of Directors is expressly vested with the authority to fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions on any shares issued by the corporation.

SECOND:   That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:   That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said eDOORWAYS CORPORATION. has caused this certificate to be signed by Gary F. Kimmons, an Authorized Officer, this 30th day of November, 2007.

By:	/s/ Gary F. Kimmons
Authorized Officer
Title: President
Name: Gary F. Kimmons
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